Exhibit 99.2

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. to Participate in NCI Sponsor Clinical Trial

Conduct of Molecular Screening Assays for Early Detection of Bladder Cancer Genetic Markers

RICHMOND, VA (September 30, 2004). Commonwealth Biotechnologies, Inc. (NASDAQ SmallCap Market: CBTE), is pleased to announce that it has been qualified and selected by the National Cancer Institute to perform molecular assays as part of a clinical trial to test the efficacy of the first DNA-based bladder cancer diagnostic. CBI will perform the assay under license from Cangen Biotechnologies, Inc., Bethesda, MD. The clinical trial is sponsored by the NCI Early Detection Research Network (EDRN). This is a multi-institutional study involving the NCI, three regional NCI-designated cancer centers, and ten clinical research institutions.

The trial is designed to test the assay’s effectiveness in detecting recurrent cancer in patients. In addition to performing the laboratory assays, CBI will also act as the repository for the patient samples which are collected and for the DNA which is extracted. Under the auspices of a previously completed development contract from Cangen, CBI implemented the assay on a capillary electrophoresis platform, and then validated the assay for human sample analysis. Over the course of the next two years, CBI expects to analyze more than 3,600 samples, the first of which have already been received. The total valuation of this contract is nearly $800,000, as already announced by the Company this past August.

“This is a real coup for CBI,” commented Tom Reynolds, Executive Vice President, who will act as the Program Manager for the program at CBI. “We are particularly pleased that CBI met the strict compliance and validation requirements of the NCI, and that we are moving the early detection assay from the bench to the clinic. The benefits of early detection of all cancers is very well documented.”

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About CBI

Founded in 1992, CBI is located at 601 Biotech Drive, Richmond, VA 23235 (1-800-735-9224). CBI has provided comprehensive research and development services to more than 2,800 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, because contracts may generally be terminated by a customer at any time, there can be no guarantee that CBI will realize all revenues from the contract referenced herein. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.